Exhibit 99.2
FOR IMMEDIATE RELEASE                                           JANUARY 23, 2002

INVESTOR RELATIONS CONTACT:                        MEDIA RELATIONS CONTACT:
DIANA MATLEY                                       KEVIN BRETT
408-433-4365                                       408-433-7150
diana@lsil.com                                     kbrett@lsil.com

CC02-23

                 LSI Logic Reports 2001 and Q4 Financial Results

MILPITAS, CALIFORNIA - LSI Logic Corporation (NYSE: LSI) today reported $406 million in revenues in the 2001 fourth quarter, a 2.3 percent increase over the $397 million reported in the third quarter and a 46 percent decrease from the $751 million reported in the fourth quarter of 2000.

Pro forma 2001 fourth quarter net loss was $74 million or 20 cents a diluted share, a $30 million improvement over the pro forma third quarter net loss of $104 million or 29 cents a diluted share. The company reported pro forma net income of $116 million or 34 cents a diluted share in the fourth quarter of 2000. Cash and short-term investments increased $239 million in the fourth quarter to $1.01 billion.

"The combination of a sequential revenue increase and reduced operating expenses enabled LSI Logic to meet its guidance for top-line growth and exceed expectations for improvement of its bottom line in the fourth quarter," said Wilfred J. Corrigan, LSI Logic chairman and chief executive officer. "We have already taken significant steps this month to reduce our operating expenses, thus lowering our break-even point.

"We anticipate growth in our communications, storage components and storage systems businesses in the first quarter. Overall, we expect modest sequential revenue growth in the first quarter, despite normal seasonality in our consumer electronics business. We also anticipate returning to profitability in the second half of 2002."

LSI Logic recorded 2001 revenues of $1.78 billion, a 35 percent decrease from the $2.74 billion in 2000.

Pro forma 2001 net loss, before amortization of goodwill and other special items, was $190 million or a loss of 54 cents a diluted share. Pro forma 2000 net income was $417 million or $1.21 a diluted share. Cash and short-term investments decreased slightly to $1.01 billion at the end of 2001 from the $1.13 billion at the end of 2000.

"We improved both our top-line and bottom-line performance and we have been aggressive about reducing costs," said Bryon Look, LSI Logic executive vice president and chief financial officer. "We are targeting to generate positive cash flow in the second quarter. We are positioned to fully capitalize on the coming recovery of our targeted communications, consumer and storage markets."

                           LSI LOGIC BUSINESS OUTLOOK

LSI Logic expects 2002 Q1 revenues to grow between 0 to 3 percent sequentially from the $406 million reported in the fourth quarter.

The company anticipates reporting a pro forma first quarter loss of about 14 cents a diluted share and gross margin in the range of 32-34 percent.

The company does not anticipate selling any equity investments in the first quarter.

The first quarter pro forma tax provision is expected to be a charge in the range of $3 million to $5 million.

Capital spending is expected to be less than $40 million in the first quarter and under $200 million for 2002.

First quarter depreciation is projected to be about $70 million.

The first quarter diluted common share count will be approximately 370 million.

NOTE: The company's financial guidance will be limited to the comments made on today's public conference call and contained in the Business Outlook section of this news release. The company assumes no obligation to update the information contained in this news release.

                 LSI LOGIC TECHNOLOGY AND PRODUCT ANNOUNCEMENTS

- LSI Logic Storage Systems, Inc. and Storage Technology Corp. announced a strategic alliance, leveraging LSI Logic's manufacturing and engineering expertise and StorageTek's worldwide distribution, support and professional services, for the open systems storage market.
http://www.lsilogic.com/news/product_news/pr20020122a.html

- LSI Logic announced four Ultra320 SCSI design wins with leading OEM providers, including Dell Computer, which are expected to exceed $250 million in revenues over the next three years.
http://www.lsilogic.com/news/product_news/pr20011112a.html

- LSI Logic introduced the first single-chip DVD recorder systems processor, the DiMeNsion(TM)-8600, supporting all DVD recording and playback formats, enabling feature-rich DVD recorder solutions and reducing system-level costs and design complexity for consumer electronics manufacturers.
http://www.lsilogic.com/news/product_news/pr20020107a.html

- LSI Logic Storage Components and Storage Systems, Inc. teamed with Brocade to deliver an end-to-end two-gigabit Fibre Channel storage solution. This solution can deliver data up to four times faster in high throughput applications compared to previous generation one-gigabit systems.
http://www.lsilogic.com/news/product_news/pr20020108.html
http://www.lsilogic.com/news/product_news/pr20011221.html

- LSI Logic announced the availability of the industry's first ARM946E-S(TM) processor core to run at 200MHz, a significant performance enhancement to earlier implementations of the intellectual property core. LSI Logic has already won a number of key-customer SoC designs with the new implementation of the ARM946E-S core.
http://www.lsilogic.com/news/product_news/pr20011031a.html

- NEC selected LSI Logic's intelligent IDE RAID storage adapter for its market leading IDE RAID servers. The NEC design win underscores market demand for the MegaRAID i4, the world's first intelligent half-size, four channel PCI IDE RAID solution. http://www.lsilogic.com/news/product_news/pr20011031a.html

- Compagnie Generale de Geophysique (CGG), a global oilfield services company, installed 100 terabytes of LSI Logic Storage Systems, Inc.'s MetaStor(R) E4600 storage as part of Europe's first two gigabit per second Fibre Channel SAN. http://www.lsilogic.com/news/product_news/pr20011217.html

- LSI Logic introduced its new thermally enhanced EPBGA-T package, designed to provide 20 percent lower thermal resistance than standard plastic ball grid array packages. The thermally enhanced plastic ball grid array targets cost-sensitive, performance-driven communications, consumer and storage applications.
http://lsilogic.com/news/product_news/pr20011204.html

- LSI Logic Storage Systems, Inc. announced the MetaStor(R) E4600HPCx storage system, designed expressly for high throughput applications such as complex modeling, seismic processing and steaming video.
http://www.lsilogic.com/news/product_news/pr20011113a.html

- LSI Logic Storage Systems, Inc. announced the general availability of the new 36 gigabyte, 15000-RPM disk drive for its MetaStor(R) E-Series family of storage systems, enabling up to 40 percent more input/output operations per second. http://www.lsilogic.com/news/product_news/pr20011218.html

- ISG Broadband Inc. became the first company to adopt LSI Logic's Hi-IQ(TM) RF tuner, reducing the power and form factor of ISG's RF receiver modules. LSI Logic's Hi-IQ tuner enables the industry's first 3.3-volt, highly integrated cable receiver module series.
http://www.lsilogic.com/news/product_news/pr20011218.html

- LSI Logic announced that VMIC has selected LSI Logic's dual-channel PCI to Fibre Channel controller to power VMIC's first-ever 2 Gbits host bus adapters for storage area networks (SANs), clustering, video editing and date warehousing.
http://www.lsilogic.com/news/product_news/pr20011031b.html

- LSI Logic and Pinnacle Systems, Inc. announced plans to develop a complete low-cost analog and digital video editing and authoring solution based on LSI Logic's iDVx(TM) single-chip DV/MPEG codec. Pinnacle's new consumer product will support both analog and DV camcorder video input and will provide theater-quality video to tape, CD, DVD or Internet video streams.
http://www.lsilogic.com/news/product_news/pr20011112d.html

LSI Logic Conference Call Information: LSI Logic will hold a conference call today at 2 p.m. PDT to discuss fourth quarter and 2001 financial results. The access number is 1-785-832-1077. Internet users can access the conference call by visiting www.videonewswire.com/event.asp?id=2540. A replay of the call will be available today at approximately 5 p.m. PDT and will be available for 48 hours. The number is 1-800-374-1216. The webcast replay will be available until January 30.

SAFE HARBOR FOR FORWARD LOOKING STATEMENTS: This news release and the statements by LSI Logic management include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from the actual future events or results. Readers are referred to the documents filed by LSI Logic with the SEC, and specifically the most recent reports on Form 10-K, 10-Q and 8-K. Forward-looking statements include the efficacy of cost reduction measures and reduction of operating expenses, projections of growth in the communications, storage components and storage systems businesses, estimates of revenue growth, earnings, gross margins, gains from investment income, tax rates, capital spending and depreciation made in this news release. The company's actual results in future periods may be materially different from any performance suggested in this news release. Risks and uncertainties to which the company is subject may include, but may not necessarily be limited to fluctuations in the timing and volumes of customer demand, the rate of depletion of customer inventory buildup, and the company's achievement of revenue objectives and other financial targets. Other risks and uncertainties that may affect the company's actual results include, but are not necessarily limited to the timing and success of new product introductions, the continued availability of appropriate levels of manufacturing capacity, the realization of benefits from the company's strategic relationships, and investments and disruptions in general economic activity caused by the effects of terrorist activities and armed conflict. The extent to which the company may not realize the cost savings it expects from the reduction in operating expenses may also impact its future performance. The company operates in an industry sector where securities' values are highly volatile and may be influenced by the cyclical nature of the industry, the unpredictability of the economy and other factors beyond the company's control. In the context of forward-looking information provided in this news release, reference is made to the discussion of risk factors detailed in the company's filings from time to time with the Securities and Exchange Commission, including but not limited to filings made during the past 12 months.

LSI Logic Corporation (NYSE: LSI) is a leading designer and manufacturer of communications, consumer and storage semiconductors for applications that access, interconnect and store data, voice and video. In addition, the company supplies storage network solutions for the enterprise. LSI Logic is headquartered at 1551 McCarthy Boulevard, Milpitas, CA 95035, 866-574-5741 (within U.S.), 719-533-7679 (outside U.S.), http://www.lsilogic.com.

                                      # # #

Editor's Notes:

3. All LSI Logic news releases (financial, acquisitions, manufacturing, products, technology etc.) are issued exclusively by PR Newswire and are immediately thereafter posted on the company's external website, http://www.lsilogic.com.

4.  The LSI Logic logo design is a registered trademark of LSI Logic
    Corporation.

3. All other brand or product names may be trademarks or registered trademarks of their respective companies.

                              LSI LOGIC CORPORATION
            PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                    Three Months Ended                    Year Ended
                                                ----------------------------      ----------------------------
                                                   Dec. 31,        Dec. 31,         Dec. 31,         Dec. 31,
                                                    2001             2000             2001             2000
                                                -----------      -----------      -----------      -----------

Revenues                                        $   405,830      $   750,575      $ 1,784,923      $ 2,737,667
                                                -----------      -----------      -----------      -----------

Costs and expenses:
    Cost of revenues                                277,888          422,046        1,160,432        1,557,232
    Research and development                        121,295          110,237          503,108          378,936
    Selling, general and administrative              70,731           82,544          307,310          306,962
                                                -----------      -----------      -----------      -----------

        Total costs and expenses                    469,914          614,827        1,970,850        2,243,130
                                                -----------      -----------      -----------      -----------

(Loss)/ income from operations                      (64,084)         135,748         (185,927)         494,537

Interest expense                                    (14,737)         (10,181)         (44,578)         (40,384)
Interest income and other, net                        4,429           14,230           35,275           45,837
Recurring investment income                              --           15,305            5,302           55,428
                                                -----------      -----------      -----------      -----------

(Loss)/ income before income taxes                  (74,392)         155,102         (189,928)         555,418
Provision for income taxes                               --           38,776               --          138,856
                                                -----------      -----------      -----------      -----------

Pro forma net (loss)/ income                    $   (74,392)     $   116,326      $  (189,928)     $   416,562
                                                ===========      ===========      ===========      ===========

Pro forma (loss)/ earnings per share:
    Basic                                       $     (0.20)     $      0.37      $     (0.54)     $      1.34
                                                ===========      ===========      ===========      ===========

    Diluted                                     $     (0.20)     $      0.34      $     (0.54)     $      1.21
                                                ===========      ===========      ===========      ===========


Shares used in computing per share amounts:
    Basic                                           365,998          317,976          349,280          310,813
                                                ===========      ===========      ===========      ===========

    Diluted                                         365,998          353,408          349,280          354,337
                                                ===========      ===========      ===========      ===========

Pro forma statements of operations are intended to present the Company's operating results, excluding special items described below, for the periods presented.

During the three month period ended December 31, 2001, the special items represented additional excess inventory and related charges, amortization of acquisition related items including intangibles and non-cash deferred stock compensation, restructuring of operations and other non-recurring items, net, and other special items. The other special items consisted of a net write down of certain equity securities and the write-off of debt issuance costs associated with the repayment of bank debt during the quarter. During the year ended December 31, 2001, the special items consisted of the items above and acquired in-process research and development. The other special items consisted of the items above and the write-off of debt issuance costs associated with the restructuring of a master lease and security agreement.

During the three month period ended December 31, 2000, the special items represented acquired in-process research and development and amortization of acquisition related items including intangibles and non-cash deferred stock compensation.

During the year ended December 31, 2000, the special items represented those in the previous paragraph, additional excess inventory and related charges, restructuring of operations and other non-recurring items, net and other special items. The other special items consisted of an unplanned gain on sale of equity securities, a gain on the sale of a U.S. facility and the write-off of debt issuance costs resulting from the repayment of bank debt.

For the three and twelve month periods ended December 31, 2001, the pro forma statements are prepared using the Company's calculated tax rate of 0% when excluding special items. For the three and twelve month periods ended December 31, 2000, the pro forma statements are prepared using the Company's calculated tax rate of 25% when excluding special items.

In computing diluted pro forma earnings per share for the three and twelve month periods ended December 31, 2000, pro forma net income was increased by $2,750 and $10,997 for interest, respectively, net of taxes, on the $345 million convertible notes considered dilutive common stock equivalents.

A reconciliation from pro forma net income to the reported results is presented on the following page.

The format presented above is not intended to be in accordance with Generally Accepted Accounting Principles.

                              LSI LOGIC CORPORATION
           RECONCILIATION OF PRO FORMA NET INCOME TO REPORTED RESULTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                                          Three Months Ended                Year Ended
                                                                       ------------------------      ------------------------
                                                                        Dec. 31,       Dec. 31,       Dec. 31,        Dec. 31,
                                                                          2001           2000           2001           2000
                                                                       ---------      ---------      ---------      ---------

Pro forma net (loss)/ income                                           $ (74,392)     $ 116,326      $(189,928)     $ 416,562
                                                                       ---------      ---------      ---------      ---------

Special items:
    Additional excess inventory and related charges                      (52,500)            --       (210,564)       (11,100)
    Amortization of acquisition related items including
        intangibles and non-cash deferred stock compensation             (88,683)       (46,949)      (292,878)      (113,761)
    Acquired in-process research and development                              --         (6,950)       (96,600)       (77,438)
    Restructuring of operations and other non-recurring items, net       (27,269)            --       (219,639)        (2,781)
    Other special items                                                   (7,300)            --        (21,544)        29,221
    Tax (provision)/ benefit                                                  --           (742)        39,198         (4,103)
                                                                       ---------      ---------      ---------      ---------

        Total special items                                             (175,752)       (54,641)      (802,027)      (179,962)
                                                                       ---------      ---------      ---------      ---------

Net (loss)/ income                                                     $(250,144)     $  61,685      $(991,955)     $ 236,600
                                                                       =========      =========      =========      =========

Basic (loss)/ earnings per share:
    Pro forma net (loss)/ income                                       $   (0.20)     $    0.37      $   (0.54)     $    1.34
    Special items **                                                       (0.48)         (0.18)         (2.30)         (0.58)
                                                                       ---------      ---------      ---------      ---------

    Net (loss)/ income                                                 $   (0.68)     $    0.19      $   (2.84)     $    0.76
                                                                       =========      =========      =========      =========

Diluted (loss)/ earnings per share*:
    Pro forma net (loss)/ income                                       $   (0.20)     $    0.34      $   (0.54)     $    1.21
    Special items **                                                       (0.48)         (0.16)         (2.30)         (0.51)
                                                                       ---------      ---------      ---------      ---------

    Net (loss)/ income                                                 $   (0.68)     $    0.18      $   (2.84)     $    0.70
                                                                       =========      =========      =========      =========

Shares used in computing per share amounts:
    Basic                                                                365,998        317,976        349,280        310,813
                                                                       =========      =========      =========      =========

    Diluted                                                              365,998        353,408        349,280        354,337
                                                                       =========      =========      =========      =========



* In computing diluted loss per share for the three and twelve month periods ended December 31, 2001, common stock equivalents were excluded from the computation of diluted loss per share as a result of their antidilutive effect.

     In computing diluted earnings per share for the three month period ended December 31, 2000, net income was increased by $2,750 for interest, net of taxes, on the $345 million convertible notes considered dilutive common stock equivalents. In computing diluted earnings per share for the year ended December 31, 2000, net income was increased by $10,997 for interest, net of taxes, on the $345 million convertible notes considered dilutive common stock equivalents.

**   This line item includes rounding adjustments.

                              LSI LOGIC CORPORATION
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)



                                                                           Three Months Ended                     Year Ended
                                                                       ---------------------------      ---------------------------
                                                                         Dec. 31,       Dec. 31,          Dec. 31,       Dec. 31,
                                                                          2001            2000             2001            2000
                                                                       -----------     -----------      -----------     -----------

Revenues                                                               $   405,830     $   750,575      $ 1,784,923     $ 2,737,667
                                                                       -----------     -----------      -----------     -----------

Costs and expenses:
    Cost of revenues:
           Cost of revenues                                                277,888         422,046        1,160,432       1,557,232
           Additional excess inventory and related charges                  52,500              --          210,564          11,100
    Research and development                                               121,295         110,237          503,108         378,936
    Selling, general and administrative                                     70,731          82,544          307,310         306,962
    Acquired in-process research and development                                --           6,950           96,600          77,438
    Restructuring of operations and other non-recurring items, net          27,269              --          219,639           2,781
    Amortization of acquisition related items including
        intangibles and non-cash deferred stock compensation *              88,683          46,949          292,878         113,761
                                                                       -----------     -----------      -----------     -----------

        Total costs and expenses                                           638,366         668,726        2,790,531       2,448,210
                                                                       -----------     -----------      -----------     -----------

(Loss)/ income from operations                                            (232,536)         81,849       (1,005,608)        289,457

Interest expense                                                           (14,737)        (10,181)         (44,578)        (41,573)
Interest income and other, net                                              (2,871)         14,230           13,731          51,575
Gain on sale of equity securities                                               --          15,305            5,302          80,100
                                                                       -----------     -----------      -----------     -----------

(Loss)/ income before income taxes                                        (250,144)        101,203       (1,031,153)        379,559
Provision/ (benefit) for income taxes                                           --          39,518          (39,198)        142,959
                                                                       -----------     -----------      -----------     -----------

Net (loss)/ income                                                     $  (250,144)    $    61,685      $  (991,955)    $   236,600
                                                                       ===========     ===========      ===========     ===========

(Loss)/ earnings per share:
    Basic                                                              $     (0.68)    $      0.19      $     (2.84)    $      0.76
                                                                       ===========     ===========      ===========     ===========

    Diluted **                                                         $     (0.68)    $      0.18      $     (2.84)    $      0.70
                                                                       ===========     ===========      ===========     ===========

Shares used in computing per share amounts:
    Basic                                                                  365,998         317,976          349,280         310,813
                                                                       ===========     ===========      ===========     ===========

    Diluted                                                                365,998         353,408          349,280         354,337
                                                                       ===========     ===========      ===========     ===========


* The amortization of acquisition related items including intangibles and non-cash deferred stock compensation for the three month period ended December 31, 2001 are comprised of the following items:

            Amortization of continuing intangibles                      $  59,969
            Amortization of newly purchased intangibles                        --
            Amortization of non-cash deferred stock compensation           28,714
                                                                        ---------
                                                                         $ 88,683

** In computing diluted loss per share for the three and twelve month periods ended December 31, 2001, common stock equivalents were excluded from the computation of diluted loss per share as a result of their antidilutive effect.

     In computing diluted earnings per share for the three month period ended December 31, 2000, net income was increased by $2,750 for interest, net of taxes, on the $345 million convertible notes considered dilutive common stock equivalents. In computing diluted earnings per share for the year ended December 31, 2000, net income was increased by $10,997 for interest, net of taxes, on the $345 million convertible notes considered dilutive common stock equivalents.

                              LSI LOGIC CORPORATION
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                                  (IN MILLIONS)
                                   (UNAUDITED)




                                                        December 31,   December 31,
ASSETS                                                      2001          2000
                                                         ----------    ----------
Current assets:
    Cash and short-term investments                      $  1,013.3    $  1,133.2
    Accounts receivable, net                                  191.7         522.7
    Inventories                                               256.6         290.4
    Prepaid expenses and other current assets                 307.3         125.9
                                                         ----------    ----------

        Total current assets                                1,768.9       2,072.2

Property and equipment, net                                   944.4       1,278.7
Goodwill and other intangibles                              1,319.8         580.9
Other assets                                                  592.7         265.7
                                                         ----------    ----------


        Total assets                                     $  4,625.8    $  4,197.5
                                                         ==========    ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current liabilities                                  $    509.7    $    626.0
    Current portion of long-term debt, capital lease
        obligations and short-term borrowings                   0.3           1.0
                                                         ----------    ----------

        Total current liabilities                             510.0         627.0

Long-term debt, capital lease obligations and
        other noncurrent liabilities                        1,630.0       1,066.7
                                                         ----------    ----------

        Total liabilities                                   2,140.0       1,693.7

Minority interest in consolidated subsidiaries                  5.9           5.7
                                                         ----------    ----------

Stockholders' equity:
    Common stock                                            2,909.3       1,934.7
    Deferred stock compensation                              (124.1)       (163.0)
    Accumulated (deficit)/ earnings                          (319.8)        672.2
    Accumulated other comprehensive income                     14.5          54.2
                                                         ----------    ----------

        Total stockholders' equity                          2,479.9       2,498.1
                                                         ----------    ----------

        Total liabilities and stockholders' equity       $  4,625.8    $  4,197.5
                                                         ==========    ==========

                              LSI LOGIC CORPORATION
                         SELECTED FINANCIAL INFORMATION
                        (IN MILLIONS, EXCEPT WHERE NOTED)
                                   (UNAUDITED)


                                                              Three Months Ended
                                                 ------------------------------------------
                                                  Dec. 31,        Sept. 30,        Dec. 31,
                                                    2001            2001            2000
                                                 ----------      ----------      ----------

Semiconductor revenues                           $    353.4      $    351.4      $    642.5
SAN Systems revenues                             $     52.4      $     45.3      $    108.1
Total revenues                                   $    405.8      $    396.7      $    750.6
Percentage change in revenues-qtr./qtr.  (a)            2.3%         -14.7%             3.2%
Percentage change in revenues-yr./yr. (b)            -45.9%          -45.5%            28.3%


Capital additions                                $     43.9      $     59.5      $    247.9
Depreciation / amortization (c)                  $     72.5      $     82.7      $     87.8

Days sales outstanding                                   43              51              63
Days of inventory (d)                                    83              97              62
Current ratio                                           3.5             2.1             3.3
Quick ratio                                             2.4             1.4             2.6

R&D as a percentage of revenues                        29.9%           34.2%           14.7%
SG&A as a percentage of revenues                       17.4%           20.2%           11.0%
Gross margin as a percentage of revenues (d)           31.5%           27.7%           43.8%

Employees  (e)                                        6,742           7,352           7,221
Revenues per employee (in thousands) (f)         $    240.8      $    215.8      $    415.8
Diluted shares (in thousands) (g)                   365,998         364,441         353,408

(a)  Represents sequential quarter growth in revenues.

(b) Represents growth in revenues in the quarter presented as compared to the same quarter of the previous year.

(c) Excludes amortization of acquisition related intangibles and non-cash deferred stock compensation.

(d)  Based on pro forma cost of revenues.

(e)  Actual number of employees at the end of each period presented.

(f) Revenue per employee is calculated by annualizing revenue for each quarter presented and dividing it by the number of employees.

(g)  Shares used in determining pro forma diluted (loss)/ earnings per share.